Exhibit 107

Calculation of Filing Fee Tables

F-3

(Form Type)

Bit Digital, Inc.

(Exact Name of Registrant as Specified in its Charter)

N/A

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares	457(c)	20,000,000(1)(2)	$1.60(3)	$32,000,000(4)	$ 0.0000927	$2,966.40	N/A	N/A	N/A	N/A
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts							$2,966.40
	Total Fees Previously Paid							0
	Total Fee Offsets							0
	Net Fee Due							$2,966.40

(1)	In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional Ordinary Shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.
(2)	The registrant is registering for resale, from time to time, up to $22,000,000 in Ordinary Shares that the registrant may issue to Ionic Ventures, LLC (“Ionic”) pursuant to a Purchase Agreement, dated as of January 11, 2021, by and between Ionic and the registrant, as amended on July 21, 2021.
(3)	Pursuant to Rule 457(c), the fee is based upon the closing price of the Registrant’s Ordinary Shares reported on the Nasdaq Capital Market on August 3, 2022.
(4)	The registration fee for securities to be offered by the Registrant is calculated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).